Exhibit 99.1

Rock Creek Pharmaceuticals Announces 2015 Annual Results

and Provides Commentary and Review

SARASOTA, Fla., March 22, 2016 – Rock Creek Pharmaceuticals, Inc., (OTCQB: RCPI), a clinical-stage drug development company focused on the application of its lead compound to treat acute and chronic inflammatory conditions, today filed its annual report on Form 10-K with the Securities and Exchange Commission and provided commentary and review on the Company’s operations for its 2015 fiscal year and outlook for 2016.

Michael Mullan (MBBS, PhD), Chairman and Chief Executive Officer of Rock Creek Pharmaceuticals, provided the following commentary and review:

“2015 was a very important year for our Company as we established our pharmaceutical development program for our lead drug, anatabine citrate, and concluded our transition away from the nutraceutical business. We achieved this through our successful completion of the Phase I oral study of the drug in healthy human volunteers and this has paved the way for safety and efficacy testing in human subjects with mild to moderate Psoriasis.

We anticipate that efficacy in Psoriatic patients would be generally regarded as demonstrating a “Proof of Concept” that the novel anti-inflammatory mechanism of action of our lead compound can ameliorate human inflammatory disease. We hope to achieve this important milestone based on the design and completion of our Phase IB/IIA Psoriasis study utilizing a topical application of our lead compound in 2016, contingent on the Company's continued access to capital.

Notwithstanding our Company’s challenges over the past two years, we have remained focused on the clinical development of anatabine citrate. This has resulted in the demonstration of a reduction of pro-inflammatory molecules in healthy human subjects, the demonstration of beneficial anti-inflammatory effects in animal models of human disease and the development of topical formulations for use in inflammatory skin disorders.

In addition to effecting a significant corporate transition, our Company has been able to achieve very large reductions in losses, as demonstrated by the $26.3 million decrease in losses from continuing operations, and a $31.7 million decrease in net loss, in 2015 compared to 2014.

With a combination of the scientific (and particularly human clinical) advances in 2015 and the large reductions in financial losses compared to prior years, management is thoroughly committed to building shareholder value by putting into place successful drug development programs and leading our compounds through the regulatory approval process for the treatment of human inflammatory diseases.”

2015 Highlight of Accomplishments:

•	January 30, 2015: Rock Creek Pharmaceuticals Receives Clinical Trial Application Approval: “Phase I Trials Begins in the United Kingdom”

•	March 12, 2015: Rock Creek Pharmaceuticals Files 2014 Annual Report and Provides Clinical Development Update: “The Company completes recruitment and initial dosing in Part One of the Phase I trial”; “Commences clinical study of nutritional variant of anatabine citrate in New Zealand under “MedSafe” Approval”

•	May 12, 2015: Rock Creek Pharmaceuticals Reports First Quarter 2015 Results and Provides Clinical Update: “The Company significantly slowed its cash burn, after successfully restructuring into a more appropriate platform for drug discovery and clinical development of our compounds”

•	June 11, 2015: Rock Creek Announces Clinical Update: “Part One of the Phase I study is complete and the Company announces that there were no reports of serious adverse events (AEs) or AEs leading to study withdrawal. Further, there were no safety concerns raised by either the Company's UK contract research organization or its UK based trial medical monitor”

•	June 17, 2015: Rock Creek Pharmaceuticals Announces $3.7 Million Registered Direct Offering. “The Company announced today that it has entered into definitive agreements with institutional investors to raise approximately $3.7 million in a registered direct offering”

•	July 1, 2015: Rock Creek Pharmaceuticals Reports Human Proof of Principle Study of Lead Compound, Demonstrating Inhibition of Inflammatory Markets in White Blood Cells: “Results from the study show that a single oral dose of anatabine citrate can significantly inhibit the activation of inflammatory proteins in the blood of human subjects.” "This is the first time that anatabine citrate taken orally by human subjects has been shown to oppose the activation of these known inflammatory proteins in white blood cells. The data are entirely consistent with our proposed mechanism of action of anatabine citrate which forms the basis for our advancement of this compound into clinical trials for human inflammatory diseases"

•	August 10, 2015: Rock Creek Announces Targeting of Dermatological Disease, Updated Clinical and Regulatory Strategy and Second Quarter Results:

“The transcription factors, NF-κB and STAT3, are known causative regulators of inflammation and are regarded as therapeutic targets in certain dermatological conditions including psoriasis. Our lead compound attenuates the activity of these factors in a variety of experimental conditions and is therefore suited to targeting dermatological disorders where NF-κB and STAT3 activity is increased. Given other advantages of dermatological trial designs and timelines, the Company is formulating anatabine citrate for clinical trials of human inflammatory skin diseases”

•	October 15, 2015: Rock Creek Pharmaceuticals Announces Institutional Financing with Issuance of $20 Million of Convertible Notes: "This funding will provide the necessary capital to continue to advance our lead compound through human clinical trials. It is also important that we have strengthened our relationships with members of the institutional healthcare investment community and we are appreciative of these investors' foresight, and most notably, their confidence in the Company and its clinical development program"

•	October 15, 2015: Rock Creek Pharmaceuticals Announces Successful Completion of Phase I Clinical Trial to Evaluate Oral Formulations of its Lead Compound, Plans to Conduct Proof-of-Concept Trial in Subjects with Mild to Moderate Psoriasis. "This is an important clinical milestone for the Company signifying, as it does, the first regulatory test of its lead compound in human subjects. We can now look forward to testing the safety and efficacy of this compound in human subjects suffering from psoriasis, a chronic inflammatory condition. We are specifically focused on mild-to-moderate psoriasis, which represents an unmet clinical need and will offer us the opportunity to demonstrate proof of concept of this molecule's novel anti-inflammatory properties"

•	November 9, 2015: Rock Creek Pharmaceuticals Announces European Patent;

Allowance for the Administration of Anatabine to Treat Autism Spectrum and Seizure Disorders and Third Quarter Results: "Given our experience with neurodegenerative diseases, it has been hypothesized that our compound may have applicability for autism spectrum and seizure disorders. Although autism spectrum is not an indication we will be developing internally, I am pleased that the Company has secured intellectual property in this area, and it is just one of many initiatives aimed at enhancing the Company's patent portfolio and broadening the potential clinical uses of our compound"

•	December 3, 2015: Rock Creek Pharmaceuticals Announces the Addition of Key Opinion Leaders to Enhance Dermatological Disease Program: "We are extremely pleased that Professors Griffiths and Piguet have agreed to assist us in our program advancing a novel approach to treating dermatological disease. Their world class scientific knowledge, and deep clinical experience will be of great benefit in developing our treatments based on a new mechanism of action for inflammatory skin diseases"

2015 Annual Financial Results:

The Company recorded a net loss from continuing operations of approximately $6.8 million for the year ended December 31, 2015, compared to a net loss from continuing operations of approximately $33.1 million in 2014, a reduction in losses of $26.3 million.  The net loss after discontinued operations for the year ended December 31, 2015 was $6.8 million compared to the net loss after discontinued operations of $38.5 million for the same period in 2014, a decrease in the loss of $31.7 million. The reduction in the net loss was attributable to the reduced expenses as a result of the restructuring involving consolidation of offices, reduction in headcount, a reduction in non-cash share-based compensation and lower legal expenses.

General and administrative expenses were approximately $8.8 million for the year ended December 31, 2015, a decrease of approximately $20.2 million, or 69.6%, from approximately $29.0 million for the same period in 2014.  This reduction in expenses reflected major cost reductions from the Company’s restructuring which occurred in 2014. For the year ended December 31, 2015, $2.9 million of the decrease was attributable to lower rent and office related expenses as a result of the consolidation of offices, and smaller administrative salaries due to planned staff reductions and lower severance costs; approximately $3.8 million of the decrease was the result of lower executive expenses, including salaries, as a result of the restructuring and lower travel expenses. Stock based compensation was approximately $9.4 million lower since fewer stock options were granted in 2015 and recognition of benefits related to a forfeiture of performance based compensation payable in stock. Legal expenses were reduced by approximately $3.2 million.

The Company invested approximately $2.5 million on research and development during 2015, a decrease of $1.1 million or 30.6% from approximately $3.6 million for the comparable period in 2014. The research and development cost in 2014 were directed principally toward preclinical studies in support of the IND with the FDA in the United States and a CTA in the United Kingdom, in addition to the preparation and submission of regulatory applications. In 2015, the majority of the R&D expenditures were directed principally toward investing and completing the Company’s Phase I Clinical Trial in the United Kingdom to demonstrate the safety and tolerability of our lead compound – anatabine citrate. R&D expenditures also were focused on formulating dermatological preparations of the Company’s lead compound, and preparing ongoing initiatives and strategies for advancing a dermatological clinical development program.

Additional financial information can be found in the Company’s Form 10K filed March 22, 2016.

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ compound is a small molecule, cholinergic agonist that exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company’s lead compound has been investigated extensively in pre-clinical (in vitro and in vivo) studies resulting in several peer reviewed and published scientific journal articles, covering models of multiple sclerosis, Alzheimer's disease, and autoimmune thyroiditis. All these studies demonstrated the anti-inflammatory effects of the Company’s compound. In addition, the Company's compilation of human exposure, safety and tolerability data, has provided important insights for ongoing clinical and regulatory pharmaceutical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic and acute inflammatory diseases.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 22, 2016. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Investor Contact:

PCG Advisory Group

Stephanie Prince

646.762.4518

sprince@pcgadvisory.com

Media Contact:

PCG Advisory Group

Sean Leous

646 863 8998

sleous@pcgadvisory.com

Company Contact:

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Ave. Suite 300

Sarasota Florida, 34243

1-844-727-0727

IR@rockcreekpharma.com